Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 19, 2018, among BILL BARRETT CORPORATION, a Delaware corporation (the “Company”), on behalf of itself and the Guarantors (the “Existing Guarantors”) under the Indenture referred to below, HIGHPOINT RESOURCES CORPORATION, a Delaware corporation (the “New Guarantor”), the direct parent of the Company, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered an Indenture dated as of April 28, 2017 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and among the Company, the Existing Guarantors and the Trustee, providing for the issuance of 8.75% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 8.01 of the Indenture provides that under certain circumstances the Company may add additional Guarantees with respect to the Notes and the Indenture; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Trustee and, on behalf of itself and the Existing Guarantors, the Company mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

SECTION 1. Definitions. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Agreement to Guarantee. The New Guarantor hereby unconditionally and irrevocably agrees, jointly and severally with all Guarantors, to guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture as if the New Guarantor were a Subsidiary Guarantor thereunder; provided that, notwithstanding Section 11.10 of the Indenture, (i) the New Guarantor shall be automatically and unconditionally released and discharged from all its obligation under its Guarantee with respect to the Notes and the Indenture upon delivery by the Company to the Trustee of a Company Order relating to such release and discharge, and (ii) the Trustee shall deliver an appropriate instrument evidencing such release and discharge upon receipt of such Company Order.

SECTION 3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HIGHPOINT RESOURCES CORPORATION,
as the New Guarantor

By:	/s/ Kenneth A. Wonstolen
	Name:	Kenneth A. Wonstolen
	Title:	Senior Vice President – General
Counsel & Secretary

BILL BARRETT CORPORATION,
as the Company

By:	/s/ Kenneth A. Wonstolen
	Name:	Kenneth A. Wonstolen
	Title:	Senior Vice President – General
Counsel & Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Debra A. Schwalb
	Name:	Debra A. Schwalb
	Title:	Vice President

By:	/s/ Kathryn Fischer
	Name:	Kathryn Fischer
	Title:	Assistant Vice President

[Signature Page – Supplemental Indenture (8.75% Senior Notes due 2025)]